                                                                   Exhibit 99F



                   [LOGO OF PEOPLES STATE BANK APPEARS HERE]












                              ------------------

                              1996 ANNUAL REPORT

Contents


Consolidated Financial Highlights............................................IFC

Letter to Shareholders.......................................................  1

Selected Consolidated Financial Data.........................................  4

Quarterly Consolidated Results of Operations (Unaudited).....................  5

Consolidated Balance Sheets..................................................  6

Consolidated Statements of Income............................................  7

Consolidated Statements of Shareholders' Equity..............................  8

Consolidated Statements of Cash Flows........................................  9

Notes to Consolidated Financial Statements................................... 10

Report of Independent Certified Public Accountants........................... 20

Management's Discussion and Analysis of Financial
 Condition and Results of Operations......................................... 21

Supplemental Financial Data.................................................. 29

Information for Shareholders................................................. 34

Directors, Officers and Banking Locations.................................... 35



Consolidated Financial Highlights

                                                                                          %
                                                           1996            1995         Change
----------------------------------------------------------------------------------------------
INCOME FOR THE YEAR                                        (in 000's, except per share data)
Total interest income                                   $   14,682      $   12,432       18.1%
Total interest expense                                       7,981           6,731       18.6%
Net interest income                                          6,701           5,701       17.5%
Net income                                                   1,352             905       49.4%

CONDITION AT YEAR-END
Total assets                                            $  219,055      $  171,503       27.7%
Total deposits                                             179,346         149,948       19.6%
Loans, net                                                 155,468         120,481       29.0%
Shareholders' equity                                        16,340          13,596       20.2%

FINANCIAL RATIOS
Return on average assets                                      0.71%           0.56%      26.8%
Return on average shareholders' equity                        9.21%           7.23%      27.4%
Net interest margin                                           3.66%           3.71%      (1.3)%
Shareholders' equity to total assets                          7.46%           7.93%      (5.9)%
Total loans to deposits                                      88.23%          81.94%       7.7%
Reserve for loan losses to total loans outstanding            1.75            1.94       (9.8)%
Non-performing loans to total loans outstanding               1.37            1.56      (12.2)%

PER SHARE DATA
Net income                                              $     1.05      $     0.75       40.4%
Cash dividends paid                                           0.35            0.31       13.5%
Book value                                                   12.00           11.02        8.9%
Book value excluding net unrealized gain (loss)              12.07           10.95       10.2%

Weighted average shares outstanding                      1,286,321       1,208,677        6.4%

               A Message to Our Shareholders from the President

                        -------------- * --------------

Dear Shareholders, Customers & Friends:
                                                      [PHOTO OF EDDIE L.
                                                      DUNKLEBARGER APPEARS HERE]

This January, PSB reported record 1996 earnings of nearly $1.4 million, a dramatic increase of 49.4% over 1995 earnings of $.9 million. Concurrently, total assets reached a record level of $219.1 million or 27.7% over 1995 total assets of $171.5 million. These results certainly confirm that PSB has entered a new era of growth and profitability. We believe it is clear that PSB's remarkable success in 1996 can be attributed directly to its community banking approach and reputation for customer service. Our strategic plan capitalizes on PSB's position as a locally owned, locally operated community bank. Understanding and responding to our customers' needs is our highest priority. This simple concept is fundamental to our approach to banking and is the indisputable foundation of our success. Certainly, no plan for long range growth and profitability could be based upon a more secure foundation.

In 1996 PSB achieved record levels of both net income and total assets.
However, we truly believe the achievements of the past year are merely a foreshadow of even better results in the years to come. Over the past few years I have described in some detail PSB's strategy to become a leading provider of community banking services in the York/Adams area. Now I will report our accomplishments in 1996 towards making those plans reality and, more importantly, the favorable prospects for continued growth and increasing profitability in the future.

During 1996, PSB opened its fourth full service office in Manchester, Pennsylvania, a growing nearby community not previously served by a locally operated community bank. We are pleased with the growth of the office and acceptance of PSB by the local Manchester community.

Our fifth office, a Bank and Loan Center located on Carlisle Street in Hanover, opened in January 1997. The Bank and Loan Center is PSB's second office in Hanover and combines the Bank's expanded residential mortgage division, a consumer loan office and a full array of retail banking services. A third Hanover office is planned to open in summer of 1997 at the corner of Baltimore Street and Grandview Road. Also during 1996, PSB expanded to 13 the number of ATM's it operates in convenience stores in York and Adams Counties. In addition to the new facilities and ATM's, PSB introduced the Eagle VISA Debit Card and implemented PSB Touch Tone Banking during the year. These new services and facilities are designed to provide our customers the convenience necessary to build new banking relationships.

As the new offices open, our deposit base is growing to support the increasing loan demand PSB has experienced in recent years. Driven in large measure by a team of caring and committed loan officers developed by PSB, net loans in 1996 increased by $35.0 million or 29.0%. Substantial growth occurred in all loan categories. Encouraged and refreshed by our friendly and simplified lending style, businesses and consumers alike come to PSB in increasing numbers to discuss their needs with loan officers empowered to make decisions.

The formula for community banking developed by PSB has not only gained wide acceptance by a growing customer base, but has also proliferated interest in our company among potential investors. Taking full advantage of PSB's unique ability to issue capital securities with


                                                         1996 Annual Report -- 1
minimal regulatory burden, we successfully completed a $1.4 million limited common stock offering in 1996. In addition to supplying needed capital for the Bank's substantial growth, the limited offering introduced PSB to a new group of investors and friends. As a result of the offering, the strong earnings in 1996 and the continued success of our dividend reinvestment plan, shareholders' equity grew by $2.7 million or 20.2% in 1996. Plus, the total dividends paid to our shareholders increased by $91,000 or 24.3% in 1996.

Even as PSB begins to capitalize upon the foundation for growth and profitability established over the past few years, the groundwork for future growth is being laid. To that end, PSB is enhancing its capabilities in all loan areas. First, the new Bank and Loan Center at Carlisle Street in Hanover now houses PSB's expanded residential mortgage loan department. In conjunction with the opening of this new facility, PSB is developing the capacity to offer new products, including government sponsored loan programs, designed to make our residential mortgages available to a wider segment of the market. To promote these new programs. PSB has retained experienced mortgage originators with meaningful contracts among the realty and legal communities.

Secondly, PSB is dedicating additional personnel to service our growing volume of dealer originated auto loans and consumer loans. The Bank initiated its dealer loan program early in 1995 and, by year end 1996, total direct and indirect consumer loans outstanding amounted to an astounding $40.9 million. Our success in obtaining quality dealer paper has compelled us to expand the resources dedicated to this profitable source of loans.

================================================================================
                   We get to know our customers, understand
                   their financing needs and react to them in a
                   swift and decisive manner.
================================================================================

Meanwhile, the Bank's reputation for customer service is leading business after business to utilize PSB for both loan and deposit services. Feeling displaced by consolidations within the local banking industry, area businesses seek the type of personalized service from PSB which out of town banks simply cannot provide. We get to know our customers, understand their financing needs and react to them in a swift and decisive manner. Likewise, our low service charges on most business accounts and simplified cash management programs for investment of excess funds attract businesses weary of the red tape, item counts and excessive fees associated with large banks. For this reason, in 1997 PSB will double the number of commercial loan officers which serve our growing number of business customers.

PSB's growing reputation for personalized service could not be developing at a more fortuitous time. A new wave of bank mergers and acquisitions is occurring in our marketplace and, with each, more and more displaced customers are seeking preferable alternatives. Each day, as new customers come to us, we hear similar stories. Consumers and businesses alike resound the idea. They want the prerogative of speaking to someone who can make a decision. When policies and credit decisions are made in a glass tower in another city, customers feel their personal character and reputation become unimportant. We believe knowing our customer is the single best way to make a valid decision.

For this formula of community banking to be entirely successful, however, it is essential that our people have the highest level of training possible. We cannot ask our community office personnel to make important decisions without a complete understanding as to all implications of their actions. The highly trained associate will be better able to assess a customer's overall circumstances and employ the most flexible approach, while still protecting the legitimate interests of the Bank and its shareholders. Moreover, training which focuses on teaching our associates to understand better a potential customer's needs increases sales opportunities while making the customer realize that we genuinely care about his business. For this reason, we have begun making

2 -- Peoples State Bank
additional investments in both the sales and operational training of our personnel.

Together with the investment in training of our associates, we continue to evaluate potential quality candidates from other institutions interested in joining our growing team. The ongoing consolidation within the industry has made highly skilled individuals available from other organizations seeking a return to the community banking environment. Each brings not only new customers, but also a cadre of new ideas of how to serve our community better. These new ideas, if consistent with our vision of community banking, are incorporated into PSB's corporate philosophy. This approach keeps the institution progressive and dynamic.

Most importantly, our new associates introduce a whole new set of potential customers to the Bank. When the talents of quality personnel are brought into the community banking environment that PSB has established, a formidable combination to attract new customers is created. And the results are remarkable. In 1996, deposit accounts grew by 19.6% and loans grew by 29.0%.

This new business, while providing the drive for PSB's renewed growth and profitability, has placed increasing demands upon our data processing capabilities. For this reason, during 1997 we will evaluate the technological challenges brought about by our substantial growth. We fully anticipate this evaluation will result in the acquisition of a new data processing system designed to support a dynamic rapidly growing institution such as PSB. We expect that enhanced data processing capabilities will create efficiencies that offset, in large measure, our investment in the new technology. Likewise, we are certain that our increased capabilities will further enhance the level and quality of services for which we have become known.

Our evaluation of PSB's data processing capabilities is just a part of our on-going assessment of our products and services, human resources, facilities and overall strategic plan. The objective of this on-going assessment is simple. We want to bring the finest level of community banking to the York/Adams area. I am now more certain than ever that our strategy is resulting in the development of a magnificent banking institution of which our shareholders, employees and community can all be proud.

/s/ Eddie L. Dunklebarger

Eddie L. Dunklebarger
President & Chief Executive Officer





[PHOTO OF JOHN R. WISLER APPEARS HERE]

This 1996 Annual Report is dedicated to Director John R. Wisler, who is this year celebrating his 50th year in banking. Mr. Wisler began his distinguished career with the Bank in February 1947, holding numerous positions throughout his tenure, including serving as the Bank's Executive Vice President and Chief Executive Officer from 1973 to 1983. He was elected to the Board of Directors in January 1967 and has served as a PSB Director since that time. The Board of Directors and Management of PSB salute Mr. Wisler on this occasion and offer our sincerest gratitude for his years of service to PSB and the East Berlin community.

                                                         1996 Annual Report -- 3

                     Selected Consolidated Financial Data

                        -------------- * --------------

                                                                                    Year ended December 31,
                                                                  1996          1995         1994          1993           1992
 STATEMENT OF INCOME DATA                                                      ($ in 000's except per share data)
Net interest income                                          $    6,701   $    5,701    $    5,078   $     5,398    $     5,532
Provision for loan losses                                          (525)        (350)       (1,400)       (4,500)        (3,416)
Net interest income after provision for loan losses               6,176        5,351         3,678           898          2,116
Other income (1)                                                    417           80           963           374            518
Other expense                                                    (4,517)      (4,046)       (4,100)       (3,446)        (2,539)
Income tax (provision) benefit                                     (724)        (480)         (140)          995            192
Net income (loss)                                            $    1,352   $      905    $      401   $    (1,179)   $       287


 PER SHARE DATA (2)
Net income (loss)                                            $     1.05   $     0.75    $     0.37   $     (1.16)   $      0.38
Cash dividends paid                                          $     0.35   $     0.31    $     0.26   $      0.46    $      0.45
Book value                                                   $    12.00   $    11.02    $     9.80   $      9.76    $     11.23
Book value excluding net unrealized gain (loss)              $    12.07   $    10.95    $    10.40   $      9.76    $     11.23
Weighted average shares outstanding                           1,286,321    1,208,677     1,072,556     1,015,510        741,412


 BALANCE SHEET DATA
Investment securities                                        $   48,557   $   38,250    $   45,971   $    45,086    $    20,920
Loans, net                                                      155,468      120,481       100,289       105,831        131,281
Total assets                                                    219,055      171,503       158,169       163,832        166,393
Total deposits                                                  179,346      149,948       135,543       149,606        154,106
Shareholders' equity                                             16,340       13,596        11,648        10,038         11,280
Total average assets                                            190,747      162,929       154,675       165,896        150,815
Total average shareholders' equity                               14,683       12,511        10,558        11,546          8,732


 PROFITABILITY RATIOS
Return on average assets                                           0.71%        0.56%         0.26%        (0.71%)         0.19%
Return on average shareholders' equity                             9.21%        7.23%         3.80%       (10.21%)         3.29%
Net interest margin (3)                                            3.66%        3.71%         3.55%         3.60%          3.89%


 CAPITAL & LIQUIDITY RATIOS
Shareholder's equity to total assets                               7.46%        7.93%         7.36%         6.13%          6.78%
Total loans to deposits                                           88.23        81.94         75.51         72.22          87.66


 ASSET QUALITY RATIOS
Net charge-offs to average loans                                   0.10%        0.03%         2.00%         4.51%          0.28%
Reserve for loan losses to total loans outstanding                 1.75         1.94          2.01          2.50           2.78
Reserve For loan losses to non-performing loans                  127.80       124.33        101.88         68.50         755.56
Non-performing loans to total loans outstanding (4)                1.37         1.56          2.00          3.66           0.37
Non-performing assets to total assets                             1 .23        1 .47          2.23          2.96           0.30

(1) Included in 1992 is a one-time income adjustment of $200,000 for the cumulative effect of a change in accounting principle.

(2)  Per share data have
     been restated for a seven percent stock dividend paid May 10, 1996.

(3) Net interest margin is computed by dividing taxable equivalent net interest income by average interest earning assets.

(4) Non-performing loans include restructured loans, loans which have been placed on non-accrual status and loans where principal or interest becomes 90 days or more past due. Non-performing loans are charged down and/or reserved to the expected recoverable amounts.

4 -- Peoples State Bank

           Quarterly Consolidated Results of Operations (unaudited)

                        -------------- * --------------

The following is a summary of the quarterly consolidated results of operations for the years ended December 31, 1996 and 1995.

  1996
                                                                    Three months ended
                                                December 31    September 30       June 30         March 31
-----------------------------------------------------------------------------------------------------------
                                                                (in 000's except per shame data)
Interest income                                    $ 4,015        $ 3,815         $ 3,509          $ 3,343
Net interest income                                  1,808          1,732           1,614            1,547
Provision for loan losses                               75            150             150              150
Other income (loss)                                     62             83             101              171
Other expenses                                       1,073          1,148           1,170            1,126
Income before income taxes                             722            517             395              442
Net income                                             438            340             293              281
Net income per common share (1)                    $  0.33        $  0.26         $  0.24          $  0.22
Book value per share                               $ 12.00        $ 11.69         $ 11.04          $ 11.08
Dividends per share                                $  0.12        $  0.08         $  0.08          $  0.07


  1995
                                                                    Three months ended
                                                December 31    September 30       June 30         March 31
-----------------------------------------------------------------------------------------------------------
                                                                (in 000's except per shame data)
Interest income                                    $ 3,364        $ 3,161         $ 3,027          $ 2,880
Net interest income                                  1,564          1,356           1,371            1,330
Provision for loan losses                              100             30             105              115
Other income                                           (46)            39              69               18
Other expenses                                       1,032            985           1,052              977
Income before income taxes                             386            460             283              256
Net income                                             206            255             247              197
Net income per common share (1)                    $  0.17        $  0.21         $  0.21          $  0.16
Book value per share                               $ 11.02        $ 10.55         $ 10.36          $ 10.07
Dividends per share                                $  0.09        $  0.08         $  0.07          $  0.07

(1) Per share data have been restated for the seven percent stock dividend paid May 10, 1996.


                                                         1996 Annual Report -- 5

                          Consolidated Balance Sheets

                        -------------- * --------------

                                                                                       December 31,
                                                                              1996                      1995
                                                                                       (S in 000's)
ASSETS
     Cash and due from banks                                               $   7,152                 $   3,904
     Short-term investments                                                      109                     1,756
     Investment securities at market value                                    48,557                    38,250
     Loans:
         Total loans                                                         158,231                   122,862
         Less reserve for loan losses                                         (2,763)                   (2,381)
                                                                        ------------------------------------------
              Net loans                                                      155,468                   120,481
     Premises and equipment                                                    4,120                     3,770
     Other real estate owned                                                     532                       599
     Other assets                                                              3,117                     2,743
                                                                        ------------------------------------------

              TOTAL ASSETS                                                 $ 219,055                 $ 171,503
                                                                        ==========================================

LIABILITIES
     Deposits:
         Non-interest bearing                                              $   9,887                 $   8,057
         Interest bearing                                                    169,459                   141,891
                                                                        ------------------------------------------
              Total deposits                                                 179,346                   149,948
     Short-term borrowings                                                     5,283                     1,378
     Long-term debt                                                           15,881                     5,470
     Accrual for investment security purchases                                 1,000                       248
     Other liabilities                                                         1,205                       863
                                                                        ------------------------------------------

              TOTAL LIABILITIES                                              202,715                   157,907


SHAREHOLDERS' EQUITY
     Common stock, par value SI per share; 20,000,000 shares authorized,
         1,361,099 and 1,153,523 issued and outstanding at December 31,
         1996 and December 31, 1995, respectively                              1,361                     1,154
     Surplus                                                                  13,061                     9,906
     Retained earnings                                                         2,013                     2,458
     Net unrealized gain (loss) on investments available-for-sale                (95)                       78
                                                                        ------------------------------------------
              TOTAL SHAREHOLDERS' EQUITY                                      16,340                    13,596
                                                                        ------------------------------------------

              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $ 219,055                 $ 171,503
                                                                        ==========================================


The accompanying notes are an integral part of these financial statements.



6 -- Peoples State Bank

                       Consolidated Statements of Income

                        -------------- * --------------

                                                                   Year ended December 31,
                                                         1996              1995                1994
INTEREST INCOME                                                ($ in 000's, except per share data)
    Interest and Fees on loans                         $ 12,152          $  9,527            $  8,073
    Interest on short-term investments                      220               147                 122
    Investment securities:
        Taxable                                           2,233             2,619               1,857
        Exempt from federal income tax                       77               139                 332
                                                      ---------------------------------------------------
                                                          2,310             2,758               2,189
                                                      ---------------------------------------------------
        TOTAL INTEREST INCOME                            14,682            12,432              10,384

INTEREST EXPENSE
    Deposits                                              7,449             6,481               5,181
    Interest on borrowed funds                              532               250                 125
                                                      ---------------------------------------------------
        TOTAL INTEREST EXPENSE                            7,981             6,731               5,306
                                                      ---------------------------------------------------
        NET INTEREST INCOME                               6,701             5,701               5,078
PROVISION FOR LOAN LOSSES                                   525               350               1,400
                                                      ---------------------------------------------------
        NET INTEREST INCOME AFTER
            PROVISION FOR LOAN LOSSES                     6,176             5,351               3,678

OTHER INCOME
    Service charges on deposit accounts                     215               196                 172
    Gain (loss) on sale of loans and securities              18              (220)                304
    Insurance claim recovery                                                                      416
    Other income                                            184               104                  71
                                                      ---------------------------------------------------
        TOTAL OTHER INCOME                                  417                80                 963

OTHER EXPENSES
    Salaries and employee benefits                        2,493             2,059               1,820
    Occupancy expenses                                      285               207                 195
    Furniture and equipment                                 433               315                 345
    (Gain) loss on sale or other real estate owned          (42)               69                 358
    Repossession and collection costs                       122               114                 142
    Other                                                 1,226             1,282               1,240
                                                      ---------------------------------------------------
        TOTAL OTHER EXPENSES                              4,517             4,046               4,100
                                                      ---------------------------------------------------
        INCOME BEFORE INCOME TAXES                        2,076             1,385                 541
PROVISION FOR INCOME TAXES                                  724               480                 140
                                                      ---------------------------------------------------

        NET INCOME                                     $  1,352          $    905            $    401
                                                      ===================================================


    PER SHARE DATA
        Net income                                     $   1.05          $   0.75            $   0.37
        Dividends paid                                     0.35              0.31                0.26
        Book value                                        12.00             11.02                9.80
        Book value {excluding net unrealized
          gain (loss)}                                    12.07             10.95               10.40

The accompanying notes are an integral part of these financial statements.

                                                          1996 Annual Report - 7

                Consolidated Statements of Shareholders' Equity

                        -------------- * --------------

                                                                              Common                      Retained    Unrealized
                                                                Shares        Stock         Surplus       Earnings    Gain (Loss)
---------------------------------------------------------------------------------------------------------------------------------
                                                                              ($ in 000's, except number of shares)
BALANCE AT JANUARY 1, 1994                                      961,555         $962         $7,261         $1,815         $0

Stock issuance                                                  127,769          128          1,748

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan                          20,600           20            302

Net income                                                                                                     401

Net unrealized loss on investments available-for-sale                                                                    (700)

Cash dividends                                                                                                (289)
                                                             -------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                                  1,109,924        1,110          9,311          1,927       (700)

Stock issuance                                                   16,163           16            212

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan                          27,436           28            383

Net income                                                                                                     905

Net unrealized gain on investments available-for-sale                                                                     778

Cash dividends                                                                                                (374)
                                                             -----------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995                                  1,153,523        1,154          9,906          2,458         78

Stock dividend                                                   81,392           81          1,251         (1,332)

Stock issuance                                                   99,431           99          1,492

Stock issued through Dividend
   Reinvestment and Stock Purchase Plan                          26,754           27            412

Net Income                                                                                                   1,352

Net unrealized loss on investments available-for-sale                                                                    (173)

Cash dividends                                                                                                (465)
                                                             -----------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996                                  1,361,100       $1,361        $13,061         $2,013       ($95)
                                                             =================================================================

The accompanying notes are an integral part of these financial statements.


8 -- Peoples State Bank

                     Consolidated Statements of Cash Flows

                        -------------- * --------------

                                                                                        Year ended December 31,
                                                                                1996            1995             1994
------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                ($ in 000's)

OPERATING ACTIVITIES
     Net income for the year                                                $   1,352         $    905         $    401
     Adjustments to reconcile net income
         to net cash provided by (used in) operating activities
         Depreciation and amortization                                            331              234              206
         Provision for loan losses                                                525              350            1,400
         (Gain) loss on sale of loans and investments                             (18)             220             (304)
         Net amortization (accretion) on investments                              112              167              243
         Deferred income taxes                                                    226              151              257
         Net loss (gain) on sale of other real estate owned                       (42)              69              358
         Change in other assets and liabilities                                   394           (1,657)          (3,925)
                                                                            --------------------------------------------
         NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES                                                 2,880              439           (1,364)

INVESTING ACTIVITIES
     Investment security purchases                                            (36,205)         (13,141)         (19,896)
     Proceeds from investment sales                                            11,777           18,189           12,606
     Proceeds from investment maturities                                       13,517            3,463            5,766
     Proceeds from loan sales                                                                                       533
     Net (increase) decrease in loans                                         (35,353)         (20,484)           3,60l
     Capital expenditures                                                        (240)            (787)             (97)
     Proceeds on sale of other real estate owned                                  491            1,201            1,356
                                                                            --------------------------------------------
         NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                                               (46,013)         (11,559)           3,869

FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                       29,398           14,405          (14,063)
     Net increase (decrease) in borrowed funds                                 13,891           (3,206)           9,582
     Dividends paid                                                              (465)            (374)            (289)
     Proceeds from issuance of common stock                                     1,910              464            2,198
                                                                            --------------------------------------------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                                                44,734           11,289           (2,572)
                                                                            --------------------------------------------
         NET INCREASE (DECREASE) IN CASH
           AND CASH EQUIVALENTS                                                 1,601              169              (67)
     Cash and cash equivalents at beginning of year                             5,660            5,491            5,558
                                                                            --------------------------------------------
     Cash and cash equivalents at end of year                                $  7,261         $  5,660         $  5,491
                                                                            ============================================

The accompanying notes are an integral part of these financial statements

                                                         1996 Annual Report -- 9

                  Notes to Consolidated Financial Statements

                          ---------- * --------------

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies followed by The Peoples State Bank conform with generally accepted accounting principles and with general practice within the banking industry.

The significant policies are summarized below:

Principles of Consolidation

The consolidated financial statements include the accounts of The Peoples State Bank and its wholly owned subsidiary PSB Realty Company. All material intercompany transactions have been eliminated.

Basis of Financial Statements

Income and expenses are recorded on the accrual basis of accounting except for certain fees which are recorded principally on the cash basis, which does not differ materially from the accrual basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates, that are particularly susceptible to significant change, relate to the determination of allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to allowances may be necessary based on changes in local economic conditions.

Investment Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as held-to-maturity investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available-for-sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates and changes in various other factors.

Revenue Recognition

Interest on commercial and real estate mortgage loans is accrued and credited to operations based upon the principal amount outstanding. Interest on consumer loans is recognized on the accrual basis using the Rule of 78 method or the simple interest method. Origination fees and costs for commercial and real estate mortgage loans are deferred and recognized as an adjustment to yield.

Mortgage Loans Held for Sale

Mortgage loans held for sale are stated at the lower of cost or market value, determined using the individual loan basis, adjusted for unamortized origination fees and costs.

Reserve for Loan Losses

The reserve for loan losses is based on management's periodic evaluation of the effects on the loan portfolio of current economic conditions and other pertinent indicators, and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. Additions to the reserve arise from the provision charged to operations or form the recovery of amounts previously charged-off. Loan charge-offs reduce the reserve. Loans are charged-off when there has been permanent impairment of the related carrying values.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated allowances for depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of 10 to 40 years for buildings and 3 to 20 years for equipment. Maintenance, repairs and minor renewals are charged to expense as incurred. Expenditures for improvements and major renewals are capitalized and depreciated over their estimated useful lives. Gains and losses on dispositions are charged to current operations.

10 -- Peoples State Bank

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        -------------- * --------------

NOTE A --- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other Real Estate Owned (OREO)

OREO comprises real and personal properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair market value at the date acquired. Losses arising at the time of the acquisition of such properties are charged against the reserve for loan losses. Subsequent declines in the value of OREO assets, net operating expenses and the gain or loss on sale of OREO assets are charged directly to other expenses.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to loan origination fees and costs (deferred for financial statement purposes but not for income tax purposes), the reserve for loan losses (deductible for financial statement purposes but not for income tax purposes), and depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and cash items, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement No. 125. "Accounting for Transfer and Servicing Financial Assets and Extinguishment of Liabilities." The statement provides accounting and reporting standards for distinguishing transfers of financial assets that are sales from transfer that are secured borrowings. It also established accounting requirements for all servicing assets and liabilities. The Standard was to be effective beginning January 1, 1997: however, the FASB issued Statement No.
127 which delays certain provisions of the Statement until January 1, 1998. The Bank does not anticipate any material impact to earnings upon applying this Standard.

Reclassifications

Certain 1995 and 1994 amounts have been reclassified to conform to the 1996 presentations.

NOTE B -- INVESTMENT SECURITIES

The Bank adopted the provisions of Financial Accounting Standards Board Statement No. 115. "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994.

Concurrent with the Bank's initial adoption of the FASB "Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debts and Equity Securities", management reassessed the appropriateness of the classification of all securities held. On December 1, 1995, the Bank transferred investment securities held-to-maturity with an amortized cost of $32,774,000 and unrealized losses of $255,000 to available-for-sale classification. The following is a summary of the investment portfolio by the respective security category (in 000's):

                                                                                           Gross          Gross
                                                                          Amortized      Unrealized      Unrealized     Estimated
Available-For-Sale Securities                                              Cost           Gains           Losses       Market value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1996
U.S. Treasury securities and obligations of the
   U.S. Government and its agencies                                        $ 43,165      $   154       $     (178)      $ 43,141
Obligations of states and political subdivisions                                648            0               (5)           643
U.S. Government agency-backed collateralized
   mortgage obligations                                                       3,570            0             (114)         3,456
Corporate notes                                                                  84            1                0             85
Other debt securities                                                           237            0               (1)           236
                                                                           -----------------------------------------------------
   Total debt securities                                                     47,704          155             (298)        47,561
Common stocks                                                                   996                                          996
                                                                           -----------------------------------------------------
   Total available-for-sale securities                                     $ 48,700      $   155       $     (298)      $ 48,557
                                                                           =====================================================


                                                         1996 Annual Report - 11

                  Notes to Consolidated Financial Statements

                        -------------- * --------------

NOTE B -- INVESTMENT SECURITIES (continued)

                                                                                           Gross           Gross
                                                                          Amortized     Unrealized       Unrealized     Estimated
Available-For-Sale Securities                                               Cost           Gains           Losses       Market Value
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995
U.S Treasury securities and obligations of the
   U.S. Government and its agencies                                       $ 27,785       $  181        $      (58)      $ 27,908
Obligations of states and political subdivisions                             3,288          105               (11)         3,382
U.S. Government agency-backed collateralized
   mortgage obligations                                                      5,531            8              (110)         5,429
Corporate notes                                                                110            2                              112
Other debt securities                                                          318            1                              319
                                                                        ------------------------------------------------------------
   Total debt securities                                                    37,032          297              (179)        37,150
Common stocks                                                                1,100                                         1,100
                                                                        ------------------------------------------------------------
   Total available-for-sale securities                                    $ 38,132       $  297        $     (179)      $ 38,250
                                                                        ============================================================

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. (In 000's):

                                                                                                                         Estimated
                                                                                           Amortized                      Market
Available-For-Sale                                                                            Cost                         Value
------------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                                   $      66                    $      66
Due after one year through five years                                                        17,473                       17,416
Due after five years through ten years                                                       15,975                       15,923
Due after ten years                                                                          10,620                       10,700
Mortgage-backed securities and collateralized mortgage obligations                            3,570                        3,456
                                                                                       ---------------------------------------------
   Total available-for-sale securities                                                    $  47,704                    $  47,561
                                                                                       =============================================

The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below (in 000's). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                                         Estimated
                                                                                            Amortized                      Market
Available-For-Sale                                                                            Cost                         Value
------------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                                      $ 1,277                   $    1,290
Due after one year through five years                                                         11,352                       11,393
Due after five years through ten years                                                         5,630                        5,658
Due after ten years                                                                           13,242                       13,380
Mortgage-backed securities and collateralized mortgage obligations                             5,531                        5,429
                                                                                          ------------------------------------------
   Total available-for-sale securities                                                      $ 37,032                   $   37,150
                                                                                          ==========================================

Proceeds from the sales of investment securities available-for-sale during 1996, 1995 and 1994 were $11,777,000 and $18,189,000, and $12,606,000, respectively.
Gross gains and losses realized on sales during 1996 were $106,000, and $88,000, respectively. Gross gains and losses realized on sales during 1995 were $51,000 and $271,000, respectively. Gross gains and losses realized on sales during 1994 were $338,000 and $34,000, respectively.

Net unrealized gains (losses) on securities available-for-sale, included as a separate component of shareholders' equity, was ($95,000) in 1996 and $78,000 in 1995.

Securities, having a carrying value of $24,886,000 at December 31, 1996, and $13,935,000 at December 31, 1995, were pledged to secure public deposits. repurchase agreements and other purposes required by law. Market values were $24,818,000 and $14,058,000, respectively.


12 - Peoples State Bank

                  Notes to Consolidated Financial Statements

                        -------------- * --------------


NOTE C -- LOANS

The following is a summary of loan categories at December 31 (in 000's):

                                                 1996              1995
-----------------------------------------------------------------------------
Commercial, financial and agricultural        $  25,481         $  17,779
Commercial mortgages                             18,304            12,721
Real estate mortgages                            73,542            70,452
Consumer                                         40,904            21,910
                                             --------------------------------
Total loans                                   $ 158,231         $ 122,862
                                             ================================

The Bank did not sell mortgage loans in 1996 or 1995. The balance of the mortgages sold portfolio serviced by the Bank as of December 31, 1996 and 1995 was $2,214,000 and $2,956,000, respectively.

NOTE D -- RESERVE FOR LOAN LOSSES

Transactions in the reserve for loan losses are summarized for the year as follows (in 000,s):

                                                1996         1995         1994
--------------------------------------------------------------------------------
Balance at beginning of year                 $ 2,381      $ 2,061      $ 2,712
Provision charged to operating expenses          525          350        1,400
Recoveries of loans previously charged-off       528          415          231
Loans charged-off                               (671)        (445)      (2,282)
                                            ------------------------------------
Balance at end of year                       $ 2,763      $ 2,381      $ 2,061
                                            ====================================

NOTE E -- NON-PERFORMING ASSETS

The following summary presents information regarding non-performing assets at December 31 (in 000's):

                                                1996         1995         1994
--------------------------------------------------------------------------------
Non-accrual loans:
    Mortgages                                $ 1,741      $ 1,101      $ 1,097
    Commercial                                    68          164          416
    Consumer                                      35          153          144
                                            ------------------------------------
        Total non-accrual loans                1,844        1,418        1,657
Restructured loans                               277          494          366
Accruing loans past due 90 days or more           41            3
                                            ------------------------------------
        Total non-performing assets            2,162        1,915        2,025
Other real estate owned                          532          599        1,508
                                            ------------------------------------
        Total non-performing assets          $ 2,694      $ 2,514      $ 3,531
                                            ====================================

Non-accrual loans are those on which the collectibility of the full amount of interest is in question, but management deems the principal to be substantially collectible. As such, interest is recognized only as received or when the loan is removed from non-accrual status. If interest due on nonaccrual loans had been accrued at the original contract rates, it is estimated that income before taxes would have been greater by $146,000, $94,000, and $107,000 at December 31, 1996, 1995, and 1994, respectively. These amounts are exclusive of amounts which would have been accrued on nonperforming loans charged off during the year.

Restructured loans are those whereby a debtor was granted a concession in the interest rate or a concession in other terms of the original loan agreement due to the financial difficulties of the debtor.

                                                        1996 Annual Report -- 15

                   Notes to Consolidated Financial Statements

                      --------------- * ----------------

NOTE F -- LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank makes loans to its directors and executive officers and expects to continue making such loans in the future. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. At December 31, 1996 and 1995, certain directors and executive officers, and companies in which they have 10% or more beneficial ownership, were indebted to the Bank in the aggregate amount of $1,073,000 and $1,140,000, respectively. During 1996, $343,000 of new loans were granted and repayments totalled $410,000.


NOTE G -- PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31 (in 000's):

                                                                          1996                         1995
-------------------------------------------------------------------------------------------------------------
Land                                                               $     1,012                   $    1,012
Buildings and improvements                                               2,680                        2,325
Furniture and equipment                                                  1,140                          946
Computer equipment                                                         744                          536
Construction in progress                                                    21                          102
                                                                   ------------------------------------------
                                                                         5,597                        4,921
Less accumulated depreciation                                            1,477                        1,151
                                                                   ------------------------------------------
Total premises and equipment                                       $     4,120                   $    3,770
                                                                   ==========================================

NOTE H -- DEPOSITS

The following is a summary of deposit categories at December 31 (in 000's):

                                                                          1996                         1995
-------------------------------------------------------------------------------------------------------------
Non-interest bearing:
   Demand deposits                                                 $     9,887                    $   8,057
Interest bearing:
   NOW accounts                                                         17,179                       17,705
   Savings accounts                                                     45,564                       21,421
   Time deposits                                                       106,716                      102,765
                                                                   ------------------------------------------
Total interest bearing                                                 169,459                      141,891
                                                                   ------------------------------------------
Total deposits                                                     $   179,346                    $ 149,948
                                                                   ==========================================

For the year ended December 31, 1996, 1995 and 1994, cash payments for interest amounted to $7,887,000, $6,682,000 and $5,326,000, respectively,

At December 31, 1996 and 1995, certificates of deposit of $100,000 or more totaled $16,008,000 and $11 726,000. respectively. Interest expense on certificates of deposit of $100,000 or more amounted to $718,000 in 1996 and $625,000 in 1995. The remaining maturity on certificates of deposit of $100,000 or more as of December 31 is presented below (in 000's):


MATURING IN:                                                              1996                         1995
-------------------------------------------------------------------------------------------------------------
3 months or less                                                   $     3,971                      $ 3,074
Over 3 through 6 months                                                  2,729                        1,532
Over 6 through 12 months                                                 5,684                        2,615
Over 12 months                                                           3,624                        4,505
                                                                   ------------------------------------------
                                                                   $    16,008                      $11,726
                                                                   ==========================================

                  Notes to Consolidated Financial Statements

                        -------------- * --------------

NOTE I -- SHORT-TERM BORROWINGS

Short-term borrowings consist of the following (in 000's):

                                                                            Weighted Average                      Weighted Average
                                                                  1996        Interest Rate             1995       Interest Rate
----------------------------------------------------------------------------------------------------------------------------------
Securities solo under agreements to repurchase                  $1,450            4.52%               $1,239           5.19%
Federal Home Loan Bank                                           3,305            6.75%
Treasury tax and loan notes                                        528            5.09%                  139           5.30%
                                                             --------------------------------------------------------------------
                                                                $5,283                                $1,378
                                                             ====================================================================

At December 31, 1996 and 1995, short-term borrowings were collateralized by investment securities with carrying values and market values of $7,731,000 and $7,682,000, and $5,080,000 and $4,817,000, respectively.


NOTE J -- LONG-TERM DEBT

Long-term debt as of December 31 consists of the following (in 000's):

                                                                                                    1996              1995
------------------------------------------------------------------------------------------------------------------------------
FHLB Advance -- 6.04% fixed rate, unsecured note. Monthly payments of interest
only: maturing in 1998.                                                                       $    5,000        $    5,000
FHLB Convertible Select Advance -- 5.72% fixed until October 1998, then callable quarterly or rate floats to LIBOR + .07%, Monthly payments of interest
only: maturing October 2001.                                                                       5,000
FHLB Convertible Select Advance -- 4.97% fixed until March 1997, then rate may float quarterly to three month LIBOR + .08% at FHLB discretion or putable
at Bank's discretion. Monthly payments of interest only; maturity December 2001.                   5,000
8.375% mortgage note payable to bank. Monthly payments of $4,060: maturing in 2015.                  461               470
8.375% mortgage note payable to bank. Monthly payments of $3,655: maturing in 2016.                  420
                                                                                              --------------------------------
                                                                                              $   15,881        $    5,470
                                                                                              ================================

Aggregate maturities of long-term debt for subsequent years are as follows (in 000's):

                  1997                              $       20
                  1998                                   5,021
                  1999                                      23
                  2000                                      25
                  2001                                  10,027
                  Subsequent to 2001                       765

NOTE K -- INCOME TAXES

As of December 31, 1996 and 1995 total deferred tax assets recognized for deductible temporary differences amounted to $570,000 and $776,000, while total deferred tax liabilities recognized for taxable temporary differences amounted to $127,000 and $107,000, respectively.

The components of income tax expense were as follows (in 000's):

                                               1996              1995                1994
-------------------------------------------------------------------------------------------
Currently payable (receivable)             $    498           $   329            $   (108)
Deferred charge                                 226               151                 248
                                           ------------------------------------------------
                                           $    724           $   480            $    140
                                           ================================================

                                                        1996 Annual Report -- 15

                   Notes to Consolidated Financial Statements

                           ----------- * ----------


NOTE K -- INCOME TAXES (continued)

For the year ended December 31, 1996, 1995 and 1994, cash payments for income taxes amounted to $301,000, $285,000, and $0, respectively.

The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory Federal income tax rate are as follows (in 000's):

                                                               1996              1995                1994
-------------------------------------------------------------------------------------------------------------
Tax expense at statutory rate of 34%                          $ 706             $ 471               $ 184
Increase (reduction) in taxes resulting from:
     State income taxes                                           4
     Interest expense exclusion                                   4                 7                  14
     Tax exempt earnings                                        (51)              (59)               (125)
     Other                                                       61                61                  67
                                                           --------------------------------------------------
        Provision for income taxes                            $ 724             $ 480               $ 140
                                                           =================================================

NOTE L -- STOCK OPTIONS

During 1995, the Bank adopted a Stock Option Plan. Under the plan, the Bank may grant incentive and non-qualified stock options to officers and key employees. The plan provides for the granting of a maximum of 160,500 stock options adjusted to give effect for stock dividends, splits and similar circumstances. Incentive stock options are granted at the fair market value at dates of grant and the maximum term of an option may not exceed ten years. They are fully vested at the end of four years. The option price per share for non-qualified stock options may not be less than the lower of fair market value of a share on the date the option is granted or fair market value of the Bank's common stock as of January 1 of the year the option is granted, and the maximum term of an option may not exceed ten years. Incentive stock options and non-qualified stock options become exercisable at such times and such installments as set by the Compensation Committee of the Board.

In 1996, the Bank adopted a Directors Stock Option Plan. Under the plan, the Bank may grant non-qualified stock options to all non-employee directors of the Bank. The plan provides for granting of a maximum of 50,000 non-qualified stock options, adjusted to give effect for stock dividends, splits and similar circumstances. These options are granted at the fair market value at the dates of the grant and the maximum term of an option may not exceed ten years. The current plan is structured such that these options are exercisable over a three year vesting period, and is subject to any modifications as set by the Compensation Committee of the Board.

A summary of the status of the Bank's Stock Option Plan as of December 31, and changes during the years ending on those dates is presented below.

                                                                      1996                                 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                          Weighted Average                      Weighted Average
                                                             Shares        Exercise Price             Shares    Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
Options outstanding January 1                               26,750         $     13.08                     0      $       0
   Granted                                                  31,750               15.38                26,750          13.08
   Exercised                                                    40               13.08                     0
Options outstanding December 31                             58,460               14.33                26,750          13.08
Options exercisable at December 31                           6,647               13.08                     0              0
Options available for grant at December 31                 152,000                                   133,750
Weighted-average fair value of options
  granted during the year                                                        11.16                                 9.68

The following information applies to options outstanding at December 31, 1996:

Number outstanding                                         58,460
Range of exercise prices                           $13.08--$16.38
Weighted-average exercise price                            $14.33
Weighted-average remaining contractual life                   8.8 years

16 -- Peoples State Bank

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        -------------- * --------------

NOTE L -- STOCK OPTIONS (continued)

On January 1, 1996, the Bank elected to continue to follow current accounting rules for these stock option plans under APB Opinion 25 and related Interpretations. Since the exercise price of each option equals the market price of the Bank's stock on the date of grant, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                       1996             1995
--------------------------------------------------------------------------------
Net income (000's)             As reported           $1.352           $  905
                               Pro forma              1,118              734
Earnings per share             As reported             1.05              .75
                               Pro forma                .87              .61

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, and 1995: dividend payments of $.32 for all years: expected volatility of 24.35 and 24.85 percent; risk-free interest rates of 5.9 and 6.7 percent; and expected lives of 10 years.

NOTE M -- RETIREMENT PLANS

The Bank provides a defined contribution profit sharing and 401(K) plan to employees who meet the eligibility requirements. The discretionary profit sharing contribution rate is determined annually by the Board of Directors. Under the 401 (K) plan, the Bank contributes a matching percentage to employee salary deferral contributions. For the year ended December 31, 1996, 1995 and 1994, total expense charged to operations amounted to $86,000, $66,000 and $55,000. respectively.

As of January 1, 1995, the Bank established an Employee Stock Ownership Plan
(ESOP) covering all employees who meet the minimum age and length of service requirements. The discretionary ESOP contribution is determined annually by the Board of Directors. For the year ended December 31, 1996 and 1995 total ESOP retirement plan expense charged to operations amounted to $42,000 and $29,200. respectively.

The Bank maintains supplemental executive retirement plans providing for key man life insurance upon the lives of certain executives of the Bank, as well as salary continuation retirement benefits for those executives. Pursuant to the Plans, on December 31, 1996 the Bank purchased key man life insurance policies providing for death benefits payable to the Bank in the event that any such executive shall die in the course of his employment with the Bank. Each insurance policy is funded by a single premium payment and accumulates cash surrender value tax deferred. The policies contain no surrender charge. Each year the Bank will accrue for the respective executives' salary continuation benefits. As of December 31, 1996 the aggregate cash surrender value of the policies was $995.000.

NOTE N -- COMMITMENTS AND CONTINGENCIES

Financial instruments with off-balance-sheet risk

The Bank is involved in financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank's approximate exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written as of December 31 is shown below (in 000's).

                                                                                    1996               1995
------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                    $ 14,593           $ 10.109
Standby letters of credit and financial guarantees written                         1,109              1,816

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the creditor. The type of collateral may vary, however, a significant portion of these financial instruments are secured through real estate.



                                                         1996 Annual Report - 17

                   Notes to Consolidated Financial Statements

                        -------------- * --------------

NOTE N - COMMITMENTS AND CONTINGENCIES (continued)

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Litigation
The Bank is involved in litigation of a routine nature arising in the ordinary course of business. It is the opinion of management and counsel that the ultimate resolution of the matters will not have a material effect on the Bank's financial position.

Concentration of credit risk
The Bank grants residential, commercial and consumer loans to customers in surrounding communities of their East Berlin, Hanover, Dover, and Manchester, Pennsylvania offices. Although the Bank has a diversified loan portfolio, their debtors' ability to honor their contracts is dependent upon various economic factors.


NOTE O - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107. "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of each class of financial instruments (in 000's):

Cash and short-term investments
For cash and short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities
Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is based on dealer quotes.

Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial mortgages, real estate mortgages and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

Fair value approximates carrying amount for adjustable rate loans.

The fair value of fixed rate loans is estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current rates offered for loans.

Deposit Liabilities
Under Statement 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Long-term debt
Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.


18 - Peoples State Bank

                  Notes To Consolidated Financial Statements

                           ---------- * ------------

NOTE O -- ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Commitments to extend credit, standby letters of credit, and financial guarantees written

There is no material difference between the notional amount and the estimated fair value of off-balance sheet items as of December 31, 1996 and 1995 which total $15,702 and $11,925, respectively; as these instruments are generally priced at market at the time of funding.

The estimated fair values of the Bank's financial instruments are as follows:

                                                                         1996                                  1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Estimated                            Estimated
                                                             Carrying                Fair           Carrying               Fair
                                                               Amount               Value             Amount              Value
------------------------------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and short-term investments                          $  7,261             $  7,261         $  5,660            $  5,660
     Investment securities                                      48,557               48,557           38,250              38,250
     Net loans                                                 155,468              157,860          120,481             123,280
Financial liabilities;
     Deposits                                                  179,346              179,447          149,948             150,657
     Short-term borrowings                                       5,283                5,283            1,378               1,378
     Long-term debt                                             15,881               15,353            5,470               5,555

NOTE P -- PER SHARE DATA AND DIVIDEND RESTRICTIONS

Net income per share is computed based on the weighted average number of shares of stock outstanding during each year, giving retroactive effect to a 7% stock dividend issued May 10, 1996. The weighted average shares outstanding for the years ended December 31, 1996, 1995 and 1994, were 1,286,677, 1,208,677 and
1,072,556, respectively.

The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At December 31, 1996, 1995 and 1994, $13,061,000, $9,906,000 and
$9,311,000, respectively, was not available for dividends.



NOTE Q -- NONCASH TRANSACTIONS

During 1996, the Bank acquired land and building improvements in noncash transactions through the issuance of $120,000 in common stock and assuming a $425,000 mortgage note. During 1995, the Bank acquired land and building improvements in a noncash transaction through issuance of $175,000 in common stock and assuming a $472,000 mortgage note.

              Report of Independent Certified Public Accountants

                         --------------*-------------

THE BOARD OF DIRECTORS

PEOPLES STATE BANK

We have audited the accompanying consolidated balance sheet of The Peoples State Bank as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The Peoples State Bank as of December 31, 1996, and for each of the two years in the period ended December 31, 1996, were audited by Harry Ness and Company whose report dated January 21, 1997, expressed an unqualified opinion on these statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above, present fairly, in all material respects, the financial position of The Peoples State Bank as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Stambaugh * Ness, P.C.

(Successor to Harry Ness & Company)


York, Pennsylvania

January 21, 1997



20 - Peoples State Bank

           Management's Discussion & Analysis of Financial Condition
                           and Results of Operations

                        -------------- * --------------

The purpose of this discussion is to focus on the financial information, trends, and statistical data of The Peoples State Bank. Reference should be made to the financial statements and the selected financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.


RESULTS OF OPERATIONS
FINANCIAL SUMMARY
The record results for 1996 reflect the continued resurgence of the Bank's profitability and growth as the Bank's net income for 1996 was $1,352,000 compared to $905.000 in 1995 and $401,000 in 1994. This represents increases of 49.4% and 125.7%, respectively. Earnings per share were $1.05, $.75 and $.37 for 1996, 1995 and 1994, respectively.

Record asset levels were reached in 1996 with total year end assets at $219,055,000 compared to $171,503,000 for the prior year or an increase of 27.7%.

Enabling this exceptional growth was the comparable growth in total shareholders' equity which increased $2,744,000 or 20.2% in 1996 compared to $1,948,000 or 16.7% in 1995. Excluding the unrealized gains and losses on securities available-for-sale, shareholders' equity increased $2,917,000 or 21.6% in 1996 and $1,170,000 or 9.5% in 1995 due to increased earnings and issuance of new capital via private placements.

Strengthening the balance sheet also entailed maintaining a conservative loan loss reserve relative to the declining balance of nonperforming loans. Overall, the asset quality has continued to improve to the point of comparing favorably to the Bank's peer group. As of year end 1996, the Bank had over 127% loan loss reserve coverage of its non-performing loans compared to 124% at yearend 1995. The ratio of total non-performing loans to total loans at yearend 1996 was
1.37 % versus 1.56% at the end of 1995. Net loan change offs were $143,000 in 1996 compared to $30,000 in 1995 and provision for loan losses was $525,000 and $350,000 in 1996 and 1995, respectively.

The following discussion outlines the more important factors and trends affecting the results of operations of the Bank for the three years ended 1996 as presented in the financial statements of The Peoples State Bank.

Net Interest Income
Net interest income represents the difference between interest income and interest expense. Net interest income is an effective measurement of how well management has balanced the Bank's interest rate sensitive assets and liabilities while maintaining appropriate interest margins. The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates.


                                                      1996 Compared to 1995                           1995 Compared to 1994
                                                        Increase (Decrease)                             Increase (Decrease)
                                                            Due to: (1)                                     Due to: (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                           ($ in 000's)
INTEREST EARNED ON                           Volume            Rate             Net            Volume          Rate         Net
------------------------------------------------------------------------------------------------------------------------------------
Loans                                        $ 2,747         ($  122)        $ 2,625         $   608         $   846        $ 1,454
Investments: taxable                            (408)             22            (386)            247             515            762
             tax exempt                          (49)            (13)            (62)           (220)             27           (193)
Short-term investments                            95             (22)             73             (24)             49             25
                                         -------------------------------------------------------------------------------------------
   TOTAL                                     $ 2,385         ($  135)        $ 2,250         $   611         $ 1,437        $ 2,048
                                         ===========================================================================================

INTEREST PAID ON
------------------------------------------------------------------------------------------------------------------------------------
Savings deposits                             $   546          $  208         $   754        ($   127)        $    25       ($   102)
Time deposits                                     77             136             213             395           1,007          1,402
Short term borrowings                            (40)            (22)            (62)             11              28             39
Long term debt                                   348              (3)            345               0              86             86
                                         -------------------------------------------------------------------------------------------
 TOTAL                                       $   931          $  319         $ 1,250         $   279         $ 1,146        $ 1,425
                                         ===========================================================================================

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of each.

                                                         1996 Annual Report - 21

          Management's Discussion & Analysis of Financial Condition
                           and Results of Operations

                           ----------- * -----------

FINANCIAL SUMMARY (continued)

Total interest income increased $2,250,000 or 18.1% in 1996 and $2,048,000 or 19.7% in 1995 and decreased $1,271,000 or 10.9% in 1994. Total interest expense increased $1,250,000 or 18.6% in 1996 and $1,425,000 or 26.9% in 1995 and
decreased $951,000 or 15.2% in 1994. Net interest income increased $1,000,000 or 17.5% in 1996 and $623,000 or 12.3% in 1995 compared to decrease of $320,000 or
5.9% in 1994. The increase in 1996 and 1995 reflect the substantial growth in loans and deposits in new markets. Hanover and Manchester, and the successful marketing efforts of the Bank's products in well established markets, East Berlin and Dover, Pennsylvania.

The decreases in 1994 reflect the sharp decline in rates as well as the decline in loan volume resulting from loan sales, pay-offs and charge-offs. Additionally, 1994 was impacted by the charge-off of $258,000 of interest income on loans placed on nonaccrual including the continuing nonaccrual of $107,000 on outstanding nonperforming loans at yearend 1994. At yearend 1996 and 1995, the amount of interest income in nonaccrual status was approximately $146,000 and $94,000, respectively.

Management has been closely monitoring the level of high cost deposits purchased in the last several years and is carefully investing excess funds with increased emphasis on asset/liability and interest margin management. As a result, the net interest margin continued to improve in 1996 and 1995.

Provision For Loan Losses
The provision for loan losses which is charged to operations is based on the trends in the outstanding loan portfolio, the historical amount of net loan losses incurred, and management's estimation of potential future losses based on an evaluation of portfolio risk and economic conditions. The provision for loan losses was $525,000 in 1996, $350,000 in 1995, and $1,400,00 in 1994. The
increase of 1996 over 1995 was a direct result of the notable increase in loans outstanding versus an indication of any further credit deterioration of the loan portfolio. Net chargeoffs were $143,00 or .10% of average total loans outstanding in 1996. The significant reduction in 1995 was justified by the low net chargeoffs during the year of $30,000 or .03% of average total loans outstanding, and reflected a return to normalcy with respect to problem loans. The substantial loan loss provisions in 1994 resulted from the resolution of loans adversely classified by prior regulatory examinations. 1994 marked the completion of the asset resolution plans developed in prior years. Significant classified loans were identified and charged off or a sufficient reserve established for any expected uncollectible or questionable balances. As a result, the net charge-offs for 1994 were $2,051,000 or 2.00% of average total loans outstanding. As a percentage of total loans outstanding, the reserve for loan losses was 1.75% at the end of 1996, 1.94% at the end of 1995 and 2.01% at the end of 1994. Most importantly, the reserve for loan losses to non-performing loans was 127.8% at yearend 1996 versus 124.3% at yearend 1995, indicating full loss reserve coverage of non-performing loans.

Additional information on the provision and reserve for loan losses is contained in the supplemental financial data section of the Annual Report.

Other Income and Other Expenses
The analysis below sets forth in comparative form the percentage of other income, other expenses and net expenses to total average assets for the three years ended December 31.

                                                     1996       1995        1994
--------------------------------------------------------------------------------
Other income to average assets                       .22%       .05%        .62%
Less: Other expenses to average assets              2.37%      2.48%       2.65%
                                                --------------------------------
Net expenses to average assets                      2.15%      2.43%       2.03%
                                                ================================

Other Income
Other income is comprised of service charges, mortgage servicing fees, gains on sales of loans and securities, safe deposit box rents and other miscellaneous fees. During 1996 other income increased $337,000 due to $220,000 in the security losses in 1995 versus gains of $18,000 in 1996. The remaining $99,000 or 33.0% increase in other income in 1996 is primarily attributed to the increased penetration of credit life and accident and health insurance on loan products. During 1995, other income decreased $883,000 due to a restructure of the investment portfolio in 1995 which resulted in security losses of $220,000 versus securities gains in 1994 of $304,000. Also during 1994, the Bank settled a fidelity bond claim with its bonding insurance company relating to certain transactions of its former chief lending and executive officer. The claim resulted in a non-recurring lump sum payment to the Bank in the amount of $416,000 in 1994. Excluding the security losses and the settlement payment, other income increased $57,000 over 1994 or 23.4% in 1995.

22 -- Peoples State Bank

           Management's Discussion & Analysis of Financial Condition

                           and Results of Operations

                           ----------- * -----------

FINANCIAL SUMMARY (continued)

Other Expenses

Other expenses are defined as those expenses other than interest expense, the provision for loan losses and the provision for federal income taxes. For 1996, total other expenses increased $471,000 or 11.6% compared to a decrease of $54,000 or 1.3% in 1995 and an increase of $654,000 or 19.0% in 1994. The following addresses the changes in the components of other expenses.

Salaries and Employee Benefits

This is the most significant non-interest expense category, representing 55.2%, 50.9%, and 44.4% of the total other expenses for 1996, 1995 and 1994, respectively. The increases in personnel expenses of 21.1% in 1996, 13.1% in 1995, and 15.0% in 1994 reflect the growth in staff due to the growth in assets, including the recent doubling of the Bank's retail offices from two to four locations, as well as competitive salary pressures and rapidly rising health care and benefit costs. These increases were also impacted by the necessity to acquire additional banking expertise and strengthen management at all levels in recent years. These additions were needed to comply with regulatory mandates to restructure the Bank, to enable safe and sound management of the Bank, and to enable it to continue to grow on a profitable basis.

Occupancy and Furniture and Equipment

These combined categories increased 37.7% in 1996, decreased 3.3% in 1995, and increased 13.5% in 1994. The expenses for 1996 reflect the annualized depreciation on capital expenditures, real estate taxes and maintenance of a new branch office in Hanover and the majority of a year's related costs on the Manchester office.

Loss and sale of other real estate and repossession and collection costs combined totalled $80,000 in 1996, $183,000 in 1995 and $500,000 in 1994. These
costs represent writedowns on other real estate subsequent to foreclosure, losses on sale of these assets and related liquidation costs.

Other expenses decreased $56,000 or 4.4% in 1996. These expenses declined primarily due to the further decrease in FDIC insurance costs of over $178,000 and a reduction in the legal and professional costs. These declines were partially offset by notable increased costs related to the new offices, the expanded ATM network and the strong balance sheet growth in 1996. Other expenses increased $42,000 in 1995 or 3.4% despite a notable decline in FDIC insurance premiums of $221,000 in 1995. Offsetting this decline were increases in: marketing and promotional costs of approximately $101,000, increased legal, professional and examination costs of $33,000, increased educational and employee related costs of $23,000 and other expenses of approximately $106,000, most of which are attributable to expanding the branch network in Hanover and Manchester and developing the ATM network with the Rutter's Farm Stores and overall new business development costs. Other expenses decreased $72,000 or 5.5% as management established firm controls on these expenses in 1994 due to the excessive losses on foreclosed assets.

Income before income taxes was $2,076,000, $1,385,000 and $541,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Provision For Income Taxes

For the three year period ended December 31, 1996, the provision for income taxes was $724,000 in 1996, $480,000 in 1995 and $140,000 in 1994.

Net Income

Net income was $1,352,00 or $1.05 per share, $905,000 or $.75 per share and $401,000 or $.37 per share for the years ended December 31, 1196, 1995 and 1994, respectively. In summary, the sharp increases in net income for 1996 and 1995 were due to the strong growth in net interest income and a dramatic reduction in the required loan loss provision. Although the bank reported net income in 1994, results of operations were impacted significantly by non-performing assets, loan loss provisions and collection costs.

FINANCIAL CONDITION

The Peoples State Bank functions as a financial intermediary and, as such, its financial condition can be examined in terms of developing trends in its sources and uses of funds. These trends are the result of both external environmental factors such as changing economic conditions, regulatory changes and competition. Also, internal environmental factors such as management's evaluation as to the best use of funds under these changing conditions.

                                                        1996 Annual Report -- 25

           Management's Discussion & Analysis of Financial Condition
                           and Results of Operations
                        --------------------------------

FINANCIAL CONDITION (continued)

                                                                   1996                                1995                  1994
------------------------------------------------------------------------------------------------------------------------------------
                                                     Daily                              Daily                               Daily
                                                    Average      Increase              Average       Increase              Average
                                                    Balance     (Decrease)       %     Balance      (Decrease)     %       Balance
------------------------------------------------------------------------------------------------------------------------------------
FUNDING SOURCES                                                                         (in 000's)
Deposits and borrowed funds:
     Deposits:
         Non-interest bearing                       $  8,680    $  2,003        30.0%   $  6,677    $    633       10.5%   $  6,044
         Interest bearing                            157,398      18,559        13.4%    138,839       4,064        3.0%    134,775
                                                   ---------------------------------------------------------------------------------
         Total deposits                              166,078      20,562        14.1%    145,516       4,697        3.3%    140,819
       Short-term borrowings                           2,086        (768)      (26.9%)     2,854         224        8.5%      2,650
         Long-term debt                                6,971       5,630       419.8%      1,341       1,341
                                                   ---------------------------------------------------------------------------------
     Total deposits and borrowed funds               175,135      25,424        17.0%    149,711       6,262        4.4%    143,449
Other liabilities                                        929         222        31.4%        707          39        5.8%        668
Shareholders' equity                                  14,683       2,172        17.4%     12,511       1,953       18.5%     10,558
                                                   ---------------------------------------------------------------------------------
     TOTAL SOURCES                                  $190,747    $ 27,818        17.1%   $162,929    $  8,254        5.3%   $154,675
                                                   =================================================================================

FUNDING USES
Interest earning assets:
   Short-term investments                           $  4,233    $  1,781        72.6%   $  2,452   ($    518)     (17.4%)  $  2,970
   Investment securities                              36,721      (7,294)      (16.6%)    44,015       1,136        2.6%     42,879
     Total loans and loans held-for-sale             142,116      32,110        29.2%    110,006       7,414        7.2%    102,592
                                                   ---------------------------------------------------------------------------------
 Total interest earning assets                       183,070      26,597        17.0%    156,473       8,032        5.4%    148,441
Other assets                                           7,677       1,221        18.9%      6,456         222        3.6%      6,234
                                                   ---------------------------------------------------------------------------------
TOTAL USES                                          $190,747    $ 27,818        17.1%   $162,929    $  8,254        5.3%   $154,675
                                                   =================================================================================

FUNDING SOURCES

Deposits and Borrowed Funds
The primary source of funds, total average deposits increased $20.6 million or
14.1 % compared to a increase of $4.7 million or 3.3% in 1995. These increases are directly attributed to aggressive marketing efforts for core deposit relationships and competitive money marker savings deposit pricing in both existing and new office locations, As reflected in the funding sources section of the above table, the composition of the change in 1996 consisted of a $18.6 million or 13.4% increase in interest bearing deposits and a $2.0 million or
30.0 % increase in non-interest bearing deposits. Whereas. the composition of the change in 1995 was a $4.1 million or 3.0 % increase in interest bearing deposits and 5.6 million or 10.5% increase in non-interest bearing deposits. The notable increase in non-interest bearing deposits in recent years reflects the declining interest rate environment and the Banks increasing share of local business relationships. Also, The Bank has marketed and promoted customer relationship accounts. ie. New Adventures Club, MegaBuckS Kids Club and Celebrity Money Market Accounts which offer low or no minimum balance checking accounts. However, most notable about the deposit composition was the $17.1 million or 47.2% increase in savings deposit balances compared to a $1.4 million or 1.4% decrease in time deposit balances in 1 996. This dramatic change in deposit composition toward a lower cost of funds base will prove to be very beneficial to the Bank's future earnings.

Of the $4.1 million increase in average interest bearing deposits in I 995. approximately $8.6 million were time deposits which was offset by a reduction in average other interest bearing deposits of $4.5 million.


24 -- Peoples State Bank

           Management's Discussion & Analysis of Financial Condition

                           and Results of Operations
                           -------------------------

FUNDING SOURCES (continued)

Comparison of yearend deposits indicates an increase in non-interest bearing deposits of $1.8 million or 22.7% at yearend 1996 and $1.9 million or 30.2% at yearend 1995 over the previous yearend balances. Similarly, interest bearing deposits at yearend 1996 were up $27.6 million or 19.4% over yearend 1995 and 1995 yearend interest bearing deposits were up $12.5 million or 9.7% over the prior year. Total yearend deposits increased $29.4 million or 19.6% and $14.4 million or 10.6% at yearend 1996 and 1995, respectively. Both years' increases reflect the resurgence of solid growth for the Bank as it expands its branch network and develops these new market areas.

Average short-term borrowings decreased $8 million in 1996 compared to an increase of $2 million in 1995. Short-term borrowings are used as an alternate source of funds in periods of high loan demand or low liquidity. In mid 1995, the Bank joined the Federal Home Loan Bank (FHLB) which enabled the Bank to borrow short and long term funds collateralized with the Bank's assets. Prior to then the Bank used collateralized repurchase agreements with a major brokerage firm.

Average long-term debt increased $5.6 million in 1996 as the Bank took advantage of lower cost long term borrowings from the Federal Home Loan Bank (FHLB) which totalled $15.0 million at yearend 1996 versus $5.0 million at yearend 1995. Most of the increase in funds were invested in investment securities resulting in additional net interest spread for the future. In addition to the financing of the Hanover office in 1995, the Bank also financed the Manchester office in the amount of $.4 million. At yearend 1996 and 1995, total short and long term borrowed funds were $21.2 million, respectively.

Other Liabilities

Average other liabilities increased by 51.4% to $.9 million compared to an increase of 5.8% to $.7 million in 1995. Other liabilities include accrued interest payable on deposit accounts and accrued expenses. Yearend 1996 and 1995 other liabilities included an accrual of approximately $1.0 million and $.3 million, respectively, for investments purchased prior to yearend, but not settled as of that date.

Shareholders' Equity

Average shareholders' equity increased $2.2 million or 17.4% compared to an increase of $2.0 million or 18.5% during 1995. The growth in 1996 is primarily a result of a stock issuance of $1.6 million in the third quarter as well as new capital raised via the Bank's Dividend Reinvestment Plan. Likewise, the increase in average shareholders' equity in 1995 reflects the stock issuance in the fourth quarter of 1994 of $1.9 million. Yearend 1996 shareholders' equity is $2.7 million or 20.2% over 1995. A further discussion of shareholders' equity is contained in the Capital Resources section of this Management's Discussion.

FUNDING USES

Short-Term Investments

Average short-term investments, primarily federal funds sold, increased $1.8 million or 72.6% and decreased $.5 million or 17.4% in 1996 and 1995, respectively. Short-term investments fluctuate throughout the year based on cashflow at any given time. These investments represent an immediate liquidity position which is important given the strong loan demand in recent years.

Investment Securities

The average investment portfolio decreased $7.3 million or 16.6% in 1996 versus an increase of $1.1 million or 2.6% in 1995. The 1996 decrease and small increase in 1995 average investment portfolio reflects strong loan demand and the necessity to maintain more liquidity in the balance sheet. However, as reflected in the investment portfolio table in the supplemental financial data section of this annual report, yearend 1996 investment securities increased $10.3 million or 30.0% as a result of fourth quarter investment of FHLB borrowings.

Loans

Average total loans including loans held for sale increased $32.1 million or 29.2% in 1996 compared to a $7.4 million or 7.2% increase in 1995. As reflected in the loan portfolio analysis table in the supplemental financial data section of this annual report, yearend 1996 total loans increased $35.4 million or 28.8% from the 1995 yearend amount and yearend 1995 total loans increased $20.5 million or 20.0%. The trend of increased loans outstanding can be directly associated with the strong increases net interest income in 1996 and 1995.

The ratio of total loans (including loans held for sale) as a percentage of deposits in a common measure of the Bank's loan demand. The average and yearend ratios were 85.6% and 88.2% in 1996, 75.6% and 81.9% in 1995, and 72.9% and
75.5% in 1994, respectively.

With the increased funds availability from FHLB, the average and yearend ratios indicate the Bank has adequate liquidity. Management's policy is to ensure that the balance sheet maintains adequate liquidity with a ratio of loans to deposits of below 90%.

                                                      1996 Annual Report  --  25

           Management's Discussion & Analysis of Financial Condition
                           and Results of Operations

                        -------------- * --------------

FUNDING USES (continued)

Other Assets

Total average other assets increased $1.2 million or 18.9% compared to a $.2 million or 3.6% increase in 1995. The change in 1996 was primarily the result of the investment in two new offices in Hanover and Manchester. Other real estate owned as of yearend 1996 was $.5 million compared to $.6 as of yearend 1995. These balances have been written down to levels deemed to be realizable upon sale of the property.

In summary, total average assets increased $27.8 million or 17.1% in 1996 and $8.3 million or 5.3% in 1995. Having completed the restructure of the Bank in 1994, the Bank's strategic plan turned to initiating steady growth into new market areas which occurred during 1995 and gained notable momentum in 1996. The yearend 1996 assets at $219.1 million were up $47.6 million or 27.7% from the yearend 1995 assets of $171.5 million.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The primary functions of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive earning assets and liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.

Management seeks to avoid fluctuating net interest margins and to enhance growth of net interest income through periods of changing interest rates. The management of liquidity and interest rate sensitivity must be coordinated since decisions involving one may influence the other.

Marketable investment securities maturing in one year or less and other liquid assets such as cash and due from banks, federal funds sold, and mortgage inventory held for sale totalled $7.3 million at December 31, 1996 compared to $5.7 million at December 31, 1995. Maturing loans and loan repayments are also sources of liquidity. An average of over $2.4 million in loans is scheduled to mature or be repaid each month in 1997 compared to $1.4 million reported in the prior year.

A major source of liquidity results from the Bank's access to customers who provide core deposits. Core deposits consist of retail demand deposits, interest bearing checking accounts, savings deposits and small denomination certificates of deposit. To the extent that rates paid on these deposits are competitive, they remain a reliable source of funds. The Banks also has the option to borrow funds from correspondent banks and can borrow from various sources using the investment portfolio as collateral. In addition, the Bank has significant borrowing ability from the Federal Home Loan Bank. The ability to utilize these various funding sources depends on the Bank's strength, asset portfolio, diversity of depositors and types of deposit instruments offered. As of the third quarter, the most recent FHLB reporting period, the Bank had borrowing capacity in excess of $76.7 million assuming additional purchases of FHLB stock of approximately $4.3 million.

Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed rate loans. Similarly, time deposits over $100,000, the FDIC insured money market, supernow accounts and short-term certificates of deposit are much more rate sensitive than passbook savings accounts and long-term certificates of deposit. The shorter term interest rate sensitivities are the key to measurement of the interest sensitivity gap or excess interest bearing liabilities over interest earning assets.

The following table shows the approximate interest sensitivity gaps for two different time intervals as of December 31, 1996 and 1995 taking into consideration the estimated paybacks on loans. The total excess of interest bearing liabilities over earning assets, based on a one year time period was approximately $27.1 million or 13.2% of yearend 1996 earning assets.

                                                                               % of
                                                                Total         Ending
                                          0-180     181-365     0-365         Earning
Asset and Liability Gap Analysis          Days       Days       Days          Assets
---------------------------------------------------------------------------------------
                                                         (in 000's)
Interest earning assets                 $ 55,680   $ 33,150   $ 88,830         43.4%
Interest bearing liabilities              87,307     28,641    115,948         56.6%
                                        -----------------------------------------------
Interest sensitivity gap,
  December 31, 1996                     $(31,627)  $  4,509   $(27,118)       (13.2%)
                                        -----------------------------------------------
Interest sensitivity gap,
  December 31, 1995                     $(15,038)  $  6,037   $ (9,001)        (5.6%)
                                        ===============================================


26 -- Peoples State Bank

           Management's Discussion & Analysis of Financial Condition
                           and Results of Operations

                             --------- * ---------

LIQUIDITY AND INTEREST RATE SENSITIVITY (continued)

This analysis indicates a significant widening in the negative gap position which has occurred primarily as a result of the rapid growth of the Bank's money market fund. For purposes of this analysis, those funds are assumed to be totally rate sensitive. However, management analyses indicate that these funds and other savings accounts are not totally rate sensitive and minimizing interest rate risk for the total negative position indicated is not warranted. As required by recently issued regulatory guidelines. Management is analyzing and establishing procedures to better measure the true interest rate risk position of the Bank. This will ensure a stable earnings pattern for our shareholders by minimizing the effect of volatile interest rates.

CAPITAL RESOURCES

Shareholders' Equity and Dividends

Shareholders' equity at December 31, 1996 was $16.3 million compared to $13.6 million at December 31, 1995. This increase of $2.7 million was a result of new capital raised via a private placement of common stock of $1.4 million and the issuance of $.2 million in connection with the construction of the new Manchester office; net income of $1.4 million less dividends paid of $.5 million; plus new capital generated via the Dividend Reinvestment and Stock Purchase Plan of $.4 million. due to the yearend 1996 rising rate environment the market value of the investment portfolio declined by $.2 million from yearend 1995 resulting in an accounting charge to shareholders' equity for net unrealized loss on investments available-for-sale. Growth in shareholders' equity in 1995 was $2.0 million or 16.7%. Shareholders have elected to reinvest cash dividends and voluntarily purchase additional shares of the Bank's common stock totaling $1.8 million since the inception of the Plan in 1990.

With capital resources being provided by common stock, surplus and retained earnings, the Bank's objective is to place an emphasis on current and future capital needs based upon anticipated growth. For the three year period ended December 31, 1996, the return on average assets was .71%, .56%, and .26% and the return on average equity was 9.21%, 7.23%, and 3.80%.

Total dividend payments in 1995 were $465,000 or 34.4% of net earnings compared to $374,000 or 41.3% of 1995 net earnings. The Bank's ongoing goal as established in its capital and dividend policy is to maintain a payout ratio below 40% of net income, except in unusual situations.

REGULATORY CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to adjusted total assets (as defined), Management believes, as of December 31, 1996, that the Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC indicated the Bank was categorized as well-capitalized under the regulatory Framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                        1996 Annual Report -- 27

          Management's Discussion & Analysis Of Financial Condition
                           And Results Of Operations

                           ----------- * -----------

REGULATORY CAPITAL MATTERS (continued)

The following table presents the Bank's capital ratios:


                                                     Actual          Required
--------------------------------------------------------------------------------
As of December 31, 1996:
     Tier 1 Leverage Capital Ratio (1)                7.50%             4.00%
     Tier 1 Risk-Based Capital Ratio (2)             11.96%             4.00%
     Total Risk-Based Capital Ratio (3)              13.22%             8.00%

As of December 31, 1995:
     Tier 1 Leverage Capital Ratio (1)                7.88%             4.00%
     Tier 1 Risk-Based Capital Ratio (2)             12.66%             4.00%
     Total Risk-Based Capital Ratio (3)              13.91%             8.00%

(1) Tier 1 leverage capital ratio is defined as the ratio of total tier 1 capital to total tangible assets.
(2) Tier 1 risk-based capital ratio is defined as the ratio of total tier 1 capital to total risk-weighted assets.
(3) Total risk-based capital is defined as the ratio of total risk-based capital to total risk-weighted assets.

The Bank's ability to maintain the required levels of regulatory capital is substantially dependent upon the success of the Bank's Capital and Funding Plans, the impact of future economic events of the Bank's loan customers, and the Bank's ability to manage its interest rate and control its growth and other operating expenses.

28 -- Peoples State Bank

                           Supplemental Financial Data



DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY INTEREST RATES AND INTEREST DIFFERENTIAL

The financial and statistical data presented in the following pages provided a detailed review of the Bank's business activities, The following table shows an analysis of the composition of net interest income for the last three years. ($ in 000's)

                                                                             December 51,
                                                 1996                             1995                            1994
------------------------------------------------------------------------------------------------------------------------------------
                                     Average               Yield/     Average              Yield/     Average               Yield/
                                     Balance   Interest    Rate       Balance   Interest   Rate       Balance   Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Loans (1)                      $  142,116  $ 12,152    8.55%    $ 110,006    $ 9,527      8.66%    $ 102,592  $ 8,073     7.87%
   Investments:  taxable              35,394     2,233    6.31%       41,870      2,619      6.26%       37,298    1,857     4.98%
                tax-exempt             1,327        77    5.80%        2,145        139      6.48%        5,581      332     5.95%
Short-term   investments               4,233       220    5.20%        2,452        147      6.00%        2,970      122     4.11%
                                ----------------------------------------------------------------------------------------------------
     Total                           183,070    14,682     8.02%     156,473     12,432      7.95%      148,441   10,384     7.00%
     Tax-exempt adjustment                          55                              101                              189
                                ----------------------------------------------------------------------------------------------------
     Tax equivalent yield                       14,737     8.05%                 12,533      8.01 %               10,573     7.12%

Non-interest earning assets:
   Cash and due from banks              3,169                            2,299                             2,151
   Premises and equipment               4,083                            3,008                             2,700
   Other assets                         2,968                            3,407                             3,976
   Less reserve for losses             (2,543)                          (2,258)                           (2,593)
                                ----------------------------------------------------------------------------------------------------
     Total                          $ 190,747                        $ 162,929                         $ 154,675
                                ====================================================================================================


LIABILITIES &
SHAREHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits                $   53,398  $  1,778     3.33%   $   36,273   $ 1,024     2.82%   $   40,806  $   1,126    2.76%
   Time deposits                      104,000     5,670     5.45%      102,566     5,457     5.32%       93,969      4,055    4.32%
   Short-term borrowings                2,086       102     4.89%        2,854       164     5.75%        2,630        125    4.75%
   Long-term debt                       6,971       431     6.18%        1,341        86     6.41%            0          0       0%
                                ----------------------------------------------------------------------------------------------------
     Total                            166,455     7,981     4.79%      143,034     6,731     4.71 %     137,405      5,306    3.86%

Non-interest bearing
liabilities ri es:
  Demand deposits                       8,680                            6,677                            6,044
 Other                                    929                              707                              668
 Shareholders equity                   14,683                           12,511                           10,558
                                   ----------                        ---------                        ---------
   Total                           $  190,747                        $ 162,929                        S 154,675
                                   ----------                        ---------                        ---------
Net interest earnings                          $  6,701                         $ 5,701                           $ 5,078
                                               --------                         --------                          --------
Net yield on earning assets                                 5.66%                            3.64%                            3.42%
                                                          ---------                         --------                         -------
   Tax equivalent yield                        $ 6,756      3.69%               $ 5,802      3.71 %               $ 5,267     3.55%
                                               --------   ---------             -------     --------              -------    -------

(1) For the purposes of these computations non-accruing loans are included in the daily average loan amounts outstanding. This balance also incluses average mortgage inventory held for sale.

                        Investment Securities Portfolio

                        -------------- * --------------


The following table sets forth the book value of investment securities at the dates indicated:

                                                                                          December 31,
                                                                                1996           1995           1994
----------------------------------------------------------------------------------------------------------------------
                                                                                           ($ in 000's)
U.S. Treasury and other U.S. Government agencies and corporations           $   43,141     $  27,908      $  35,165
States and political subdivisions                                                  643         3,382          2,674
Collateralized mortgage obligations                                              3,456         5,429          7,566
Other securities                                                                   321           431            546
Common stocks                                                                      996         1,100             20
                                                                           -------------------------------------------
     Total                                                                  $   48,557      $ 38,250      $  45,971
                                                                           -------------------------------------------



                              Maturity Distribution

The following table sets forth the maturities of investment securities at December 31, 1996, the weighted average yields of such securities (calculated by dividing annualized interest income, including the accretion of discounts and the amortization of premiums, by the book value of securities) and the tax equivalent adjustment used in calculating the yields.


                                               Within                After One But          After Five But              After
                                              One Year             Within Five Years       Within Ten Years           Ten Years
------------------------------------------------------------------------------------------------------------------------------------
                                         Amount       Yield      Amount        Yield       Amount      Yield     Amount       Yield
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other                                                        ($ in 000's)
 U.S. Government agencies
 and corporations                       $     66     9.00%      $ 17,416      6.35%     $ 15,645      6.94%     $   10,014    6.53%
States and political subdivisions                                                                                      643    8.14%
Other securities                                                                             278      7.40%             43    9.25%
Collateralized mortgage obligations                                                                                  3,456    5.85%
Common and preferred stocks                                                                                            996    9.38%
                                       ---------------------------------------------------------------------------------------------
                                        $     66     9.00%      $ 17.416      6.35%     $ 15,923      6.95%     $   15,152    6.64%
                                       =============================================================================================
Tax equivalent adjustment
  for calculation of yield              $      0                $      0                $      0                $       18
                                       =========                ========                ========                ==========

Weighted average yields on tax-exempt obligations have been computed on a fully tax equivalent basis assuming a tax rate of 34 percent.




                                 Loan Portfolio

The following table shows the Bank's loan distribution at the end of each of the last five years.

                                                                         December 31,
                                                     1996         1995      1994             1993         1992
-----------------------------------------------------------------------------------------------------------------
                                                                          ($ in 000's)
Commercial, financial and agricultural        $    25,481     $  17,779    $  12,686    $  15,894    $  21,442
Commercial mortgages                               18,304        12,721       11,090        7,335        4,777
Real estate mortgages                              73,542        70,452       68,780       74,513       95,741
Consumer                                           40,904        21,910        9,794       10,301       13,129
                                            ---------------------------------------------------------------------
   Total                                      $   158,231     $ 122,862    $ 102,350    $  108,043   $ 135,089
                                            =====================================================================


50 -- Peoples State Bank

                                Loan Portfolio

                        -------------- * --------------


The following table shows the amounts of loans outstanding as of December 31, 1996 which, based on the remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates.

                                                      Within         After One But          After
                                                     One Year      Within Five Years      Five Years           Total
-------------------------------------------------------------------------------------------------------------------------
MATURING:                                                                   ($ in 000's)
Commercial, financial and agricultural               $ 16,064           $  5,538           $  3,879           $ 25,481
Commercial mortgages                                    1,148              3,529             13,627             18,304
Real estate mortgages                                   1,850             10,173             61,519             73,542
Consumer                                                9,075             23,497              8,332             40,904
                                                   ----------------------------------------------------------------------
   Total                                             $ 28,137           $ 42,737           $ 87,357           $158,231
                                                   ======================================================================
INTEREST SENSITIVITY:
Loans maturing after one year with:
Fixed interest rates                                                    $ 31,170           $ 17,880
Variable interest rates                                                   11,567             69,477
                                                                      -------------------------------
   Total                                                                $ 42,737           $ 87,357
                                                                      ===============================


The following table presents information concerning the aggregate amount of non-performing loans for the past five years. Non-performing loans comprise (a) loans accounted for on a non-accrual basis; (b) loans contractually past due ninety days or more as to interest or principal payments (but not included in the non-accrual loans in (a) above); and (c) other loans whose terms have been restructured from the original loan agreement because of a deterioration in the financial position of the borrower (exclusive of loans in (a) or (b) above).

                                                        1996            1995          1994          1993          1992
-------------------------------------------------------------------------------------------------------------------------
                                                                                       ($ in 000's)
Loans accounted for on a non-accrual basis             $1,844          $1,418        $1,657        $2,664        $  326
Accruing loans past due 90 days or more                    41               3             0         1,003           422

 Loans whose terms have been restructured to
     provide a reduction or deferral of interest or
     principal because of a deterioration in the
     financial position of the borrower (1) (2)           277             494           366           292           178
                                                    ---------------------------------------------------------------------
     Total non-performing loans                        $2,162          $1,915        $2,023        $3,959        $  926
                                                    =====================================================================

 (1) Excludes loans accounted for on a non-accrual basis and 1oans contractually past due ninety days or more as to interest or principal payments.

 (2) Restructured loans are classified as such only until such time as the terms are substantially equivalent to terms on which new loans with comparable risks are being made. For purposes of this summary, loans renewed on market terms existing at the date of renewal are not considered restructured loans.


Additional information with respect to non-performing loans at December 31, 1996, 1995 and 1994 is reflected in Footnote E to the financial statements contained herein.

                                                        1996 Annual Report -- 31

                        Summary of Loan Loss Experience

                            ---------- * -----------

The following table summarizes loan balances at the end of each year and daily averages; changes in the reserve for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category; and additions to the reserve wnich have been charged to expense.

                                                                                   Year ended December 31,
                                                         1996             1995             1994             1993             1992
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                ($ in 000s)
Total loans outstanding at end of year                 $158,231         $122,862         $102,350         $108,043         $135,089
                                                     ==============================================================================
Daily average total loans                              $142,116         $110,006         $102,592         $124,190         $130,374
                                                     ==============================================================================
Balance of reserve for loan losses
   at beginning of year                                $  2,381         $  2,061         $  2,712         $  3,808         $    751

Loans charged-off:
   Commercial, financial and agricultural                   148              135              762            2,270                2
   Commercial mortgages                                      63                0              336            2,890              273
   Real estate mortgages                                    185              183              871                0                0
   Consumer                                                 275              127              313              787               96
                                                     ------------------------------------------------------------------------------
Total loans charged-off                                     671              445            2,282            5,947              371

Recoveries of loans previously charged-off;
     Commercial, financial and agricultural                 330              234               63               15                0
     Commercial mortgages                                    38               30                5              304                0
     Real estate mortgages                                   65               77               81                0                0
     Consumer                                                95               74               82               32               12
                                                     ------------------------------------------------------------------------------
Total recoveries                                            528              415              231              351               12
                                                     ------------------------------------------------------------------------------

Net loans charged-off                                       143               30            2,051            5,596              359
Additions to reserve charged to expense (1)                 525              350            1,400            4,500            3,416
                                                     ------------------------------------------------------------------------------
Balance at end of year                                 $  2,763         $  2,381         $  2,061         $  2,712         $  3,808
                                                     ==============================================================================
Ratio of net charge-offs to average
   total loans outstanding                                0.10%            0.03%            2.00%            4.51%            0.28%


 (1) The reserve for loan losses is based on management's evaluation of historical and anticipated net loan charge-offs, analysis of non-performing loans, prevailing and anticipated economic conditions, and bank industry standards. In the opinion of management, the reserve is adequate based upon its evaluation of the various factors affecting the collectibility of loans. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs.

The reserve for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following cacegories. The allocation is judgmental and is subject to wide variations depending upon the effect and changes in economic and financial market conditions upon specific loan customers, and does not necessarily reflect the expected future charge-offs applicable to each category.

                                                                           December 31,
                                     1996                   1995                1994                  1993                  1992
------------------------------------------------------------------------------------------------------------------------------------
                                                                            ($ in 000's)

                                    Percent               Percent               Percent              Percent               Percent
                                    of Loans              of Loans              of Loans             of Loans              of Loans
                                    in Each               in Each               in Each              in Each               in Each
                                    Category              Category              Category             Category              Category
                                    to Total              to Total              to Total             to Total              to Total
                         Reserve     Loans     Reserve     Loans     Reserve     Loans     Reserve    Loans      Reserve    Loans
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
   and agricultural       $  768      16.30%   $   768     14.42%     $  628      12.39%  $  769       14.71%   $ 1,675     15.87%
Commercial mortgages         142      11.55%       145     10.35%         97      10.84%      85        6.79%       121      3.54%
Real estate mortgages      1,141      46.27%       974     57.35%      1,159      67.20%   1,642       68.97%     1,658     70.87%
Consumer                     345      25.88%       240     17.88%        118       9.57%     101        9.53%       230      9.72%
Not allocated                367         N/A       254        N/A         59          0%     115          N/A       124        N/A
                          ---------------------------------------------------------------------------------------------------------
                          $2,763     100.00%   $ 2,381    100.00%     $2,061     100.00%  $2,712      100.00%    $3,808    100.00%
                          =========================================================================================================

32 - Peoples State Bank

                                   DEPOSITS

                        -------------- * --------------

The average daily amount of deposits is summarized for the periods indicated in the following table:

                                                   Year ended December 31,
                                            1996           1995            1994
--------------------------------------------------------------------------------
                                                       ($ in 000's)
Demand deposits:
   Non-interest bearing                   $  8,680       $  6,677       $  6,044
   Interest bearing                         17,347         19,008         22,341
Savings                                     36,051         17,266         18,465
Time deposits                              104,000        102,565         93,969
                                          --------------------------------------
   TOTAL                                  $166,078       $145,516       $140,819
                                          ======================================

Maturities of time certificates of deposit of $ 100,000 or more outstanding at December 31, are summarized as follows:

                                               1996         1995           1994
--------------------------------------------------------------------------------
                                                          ($ in 000's)
3 months or less                             $ 3,971       $ 3,074       $ 1,437
Over 3 through 6 months                        2,729         1,532         2,451
Over 6 through 12 months                       5,684         2,615         1,427
Over 12 months                                 3,624         4,505         2,205
                                             -----------------------------------
   TOTAL                                     $16,008       $11,726       $ 7,520
                                             ===================================





                                                         1996 Annual Report - 33

                         Information for Shareholders

                        -------------- * --------------

DIVIDEND CALENDAR

Dividends on the Bank's common stock are customarily payable at the end of each quarter. Payments for voluntary purchases under the Dividend Reinvestment and Stock Purchase Plan should be received by the transfer agent at least one week preceding these dividend payment dates.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Investors in The Peoples State Bank common stock, through the Dividend Reinvestment and Stock Purchase Plan, may reinvest their dividends and make voluntary payments from $100 up to $3,000 per quarter to purchase additional common stock of the Bank without service charges or brokerage fees.

Shareholders not yet enrolled, may receive a descriptive brochure and authorization card for the plan by writing to: Shareholder Relations, The Peoples State Bank, P.O. Box 1000, East Berlin, PA 17316.

COMMON STOCK

The following firms make a market in The Peoples State Bank common stock. Inquiries concerning PSB common stock transactions should be directed to: Hopper Soliday & Co., Inc.; F.J. Morrissey & Co., Inc.; Janney, Montgomery Scott, Inc.; Ryan Beck & Co.; and W.H. Newbolds & Sons.

COMMON STOCK MARKET PRICES AND DIVIDENDS

The Bank's common stock is traded under the symbol "PSEB". At December 31, 1996, there were 1,091 shareholders of the Bank's common stock.

Quarter-end high and low stock quotations and dividends paid for the last two years were:

                                              1996                                        1995
-----------------------------------------------------------------------------------------------------------
                                                       Cash                                         Cash
                              Stock Price            Dividends            Stock Price            Dividends
                                Range                  Paid                 Range                   Paid
-----------------------------------------------------------------------------------------------------------
QUARTER ENDED
March 31                 $ 15.89    $ 14.95         $ .075          $ 13.08     $ 12.15          $ .065
June 30                    17.25      15.50           .080            14.72       12.15            .075
September 30               16.50      15.75           .080            14.95       14.02            .075
December 31                17.25      15.75           .120            15.65       14.02            .094

The Bank expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and financial condition.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for the Bank's common stock is:

                           Registrar and Transfer Co.
                           10 Commerce Drive
                           Cranford, NJ  07016

SHAREHOLDERS' MEETING

The Annual Meeting of Shareholders will be held at 2:00 p.m on Tuesday, May 13, 1997 at the East Berlin Community Center, East Berlin, PA.

FORM F-2

Additional copies of the Bank's Annual Report and Form F-2 may be obtained without charge by written request to Carole Parr, Shareholder Relations, The Peoples State Bank, P.O. Box 1000, East Berlin, PA 17316.

34 -- Peoples State Bank

                             --------------------

                                 PSB DIRECTORS


Carlton L. Jacobs                             Earl L. Mummert
  Chairman
                                              Wayne H. Mummert
Eddie L. Dunklebarger                           Vice Chairman

Todd E. Elgin                                 Harry B. Nell

John H. Haar                                  Alan J. Stock

J. Raymond Miller                             John R. Wisler

             Sharon E. Myers Advisory Director/Recording Secretary




                            PSB CORPORATE OFFICERS

Eddie L. Dunklebarger                         Gary G. Screvig
  President                                     Vice President
  Chief Executive Officer                       Operations Division Manager

Anthony N. Leo                                Danny A Myers
  Senior Vice President                         Vice President
  Corporate & Retail Administration             Retail Lending Supervisor

Jeffrey M. Seibert                            Georgia A. Bear
  Senior Vice President                         Vice President
  Chief Lending Officer                         Marketing & Collection Manager

Barry C. Dillman                              Jane L. Scull
  Vice president                                Vice President
  Credit Administration                         Commercial Services

Sally J. Leas                                 Jeffrey A. Livingston
  Vice President                                Assistant Vice President
  Human Resources                               Loan Operations Manager

Edward P. Williams                            Christine M. Orndorff
  Assistant Vice President                      Assistant Compliance Officer
  Controller                                    Legal Assistant
  Facilities Manager
                                              Darla L. Border
Barbara A. Stern                                Security Officer
  Chief Auditor




                             --------------------

                             Our Banking Locations

                         -----------------------------

                           PSB FULL SERVICE OFFICES
                                1-800-PSB-9868


                       MAIN OFFICE -- EAST BERLIN OFFICE

                             100 East King Street
                             East Berlin, PA 17316
                                 717-259-9510

Vickie L. Hoffheins                             Mary L. Crabill
  Assistant Vice President                        Assistant Vice president
  Branch Manager                                  Consumer Loan Officer

June A. Trimmer
  Operations Manager


                                 DOVER OFFICE

                              3421 Carlisle Road
                                Dover, PA 17315
                                 717-292-9605

Sharon B. Buzynski                              Sandra V. Sheaffer
  Assistant Vice President                        Assistant Vice President
  Branch Manager                                  Assistant Branch Manager


                             NORTH HANOVER OFFICE

                           1191 Eichelberger Street
                               Hanover, PA 17331
                                 717-633-6555

Linda A. Sanders                                Merle J. Zehr
  Assistant Vice President                        Assistant Vice President
  Branch Manager                                  Commercial Loan Officer

Susan L. Behm                                   Terri A. Schuchart
  Assistant Branch Manager                        Operations Manager



                               MANCHESTER OFFICE

                                155 Glen Drive
                             Manchester, PA 17345
                                 717-266-9868

Tammy M. Gemmill                                Shan H. Patterson
  Operations Manager                              Commercial Loan Officer



                             --------------------

                             Our Banking Locations

                        -------------- * --------------

                    CARLISLE STREET OFFICE -- MORTGAGE OFFICE

                               600 Carlisle Street
                                Hanover, PA 17331
                                  717-633-5118
Donna A. Auchey                                       Anne S. Mummert
   Assistant Vice President                             Consumer Loan Officer
   Mortgage Officer

Timothy E. Sneeringer
Operations Manager



                            PSB REMOTE ATM LOCATIONS


                              Rutter's Farm Stores

                   2251 North George Street -- York, PA 17402

                      791 Delta Road -- Red Lion, PA 17356

                      Route 616 -- York New Salem, PA 17404

                     2210 Old Trail Road -- Etters, PA 17319

                420 North Main Street -- Spring Grove, PA 17362

                    5305 Susquehanna Trail -- York, PA 17402

                  2878 East Prospect Street -- York, PA 17402

                   4430 West Market Street -- York, PA 17404

                      1450 Mt. Zion Road -- York, PA 17402

                       1099 Haines Road -- York, PA 17402

                   1520 Pennsylvania Avenue -- York, PA 17404

                   129 Leaders Heights Road -- York, PA 17403


                              CR's Friendly Market

                    250 Ridge Road -- York Springs, PA 17372

                        -------------- * --------------

                              PEOPLES STATE BANK

                        -------------- * --------------


                                1-800-PSB-9868

                     East Berlin, PA 17316 - 717-259-9510

                        Dover, PA 17315 - 717-292-9605

            Hanover, PA 17331 (Eichelberger Street) - 717-633-6555

              Hanover, PA 17331 (Carlisle Street) - 717-633-5118

                      Manchester, PA 17345 - 717-266-9868